UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/18/2011

Newell Rubbermaid Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9608

Delaware	36-3514169
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Three Glenlake Parkway
Atlanta, Georgia 30328
(Address of principal executive offices, including zip code)

770-418-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)        On June 23, 2011, Newell Rubbermaid Inc. (the "Company") announced that Michael B. Polk was appointed President and Chief Executive Officer of the Company effective as of July 18, 2011.   As previously disclosed in the Company's Current Report on Form 8-K dated June 23, 2011, Mr. Polk entered into a Written Compensation Arrangement with the Company on that same date (the "Written Compensation Arrangement").

Pursuant to the terms of the Written Compensation Arrangement, on July 18, 2011, Mr. Polk entered into an Employment Security Agreement with the Company in the form attached as Appendix A to Exhibit 10.1 filed with the June 23, 2011 Form 8-K, which Appendix A is incorporated herein by reference. The form of ESA provides for the continuation of an executive's salary, bonus and certain employee benefits for a severance period of 24 months upon an involuntary termination of employment without "good cause," or a voluntary termination of employment for "good reason," occurring within 24 months after a "change in control" of the Company. After any such termination, the executive will receive a lump sum severance payment equal to (i) three times the sum of (A) the executive's annual base salary, determined as of the date of the change in control or, if higher, the date of employment termination and (B) the executive's target bonus on the date of the change in control or, if higher, the date of termination, and assuming the attainment of performance goals at the 100% level, plus (ii) such target bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through the date of termination and the denominator of which is 365.

Following such a termination of employment, (i) the executive will receive all benefits accrued under the Company's incentive plans and he will become fully vested under the Company's 2008 Deferred Compensation Plan, (ii) all Company stock options held by the executive will become immediately exercisable and remain exercisable for a period of three years thereafter or, if shorter, the remaining term of the options, all restrictions on Company restricted stock and restricted stock units held by the executive will lapse, and all performance goals on Company performance awards to the executive will be deemed satisfied at the target level; and (iii) the executive and his spouse and eligible dependents will continue to be covered by all welfare plans of the Company during the severance period, until the executive is eligible for coverage under similar plans from a new employer.

The form of ESA does not provide for a gross-up payment to the executive to cover any excise and related income tax liability under Section 4999 of the Internal Revenue Code as a result of any payment or benefit arising under the ESA. Rather, payments and benefits payable to an executive would be reduced to the extent necessary so that no excise tax would be imposed if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits.

The ESA contains restrictive covenants which prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided services, without the Company's consent and (ii) soliciting the Company's agents and employees. These restrictive covenants remain in effect for a period of 24 months following any termination of employment.

In addition, pursuant to the terms of the Written Compensation Arrangement, on July 18, 2011, the Company granted Mr. Polk the following awards under the Company's 2010 Stock Plan:

- 225,872 stock options which are subject to a three-year cliff vest. These options have a strike price of $15.15 and have a 10 year term and such other terms as are set forth in the form of stock option agreement attached hereto as Exhibit 10.2.

- 338,524 time-based restricted stock units ("RSUs"), fifty percent of which will vest on December 31, 2011, twenty-five percent of which will vest on July 18, 2012, and the remaining twenty-five percent of which will vest on July 18, 2012.

- 677,048 performance-based RSUs which, subject to condition that the award may not vest earlier than July 18, 2013, vest as follows: 50% of the award will vest when the Company's average closing stock price for any twenty continuous trading day period equals or exceeds $16.25; 25% will vest when such price equals or exceeds $17.72; and the remaining 25% will vest when such price equals or exceeds $18.46. Any performance-based RSUs that fail to vest by July 18, 2018 shall expire.

In addition, the RSUs are subject to terms set forth in the form of RSU agreement attached hereto as Exhibit 10.3.

Item 9.01.    Financial Statements and Exhibits

10.1.        Form of CEO Employment Security Agreement (incorporated by reference to Appendix A to Exhibit 10.1 of the Company's Current Report on Form 8-K dated June 23, 2011).

10.2        Form of Michael B. Polk Option Agreement for July 18, 2011 Award.

10.3        Form of Michael B. Polk Restricted Stock Unit Agreement for July 18, 2011 Award.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newell Rubbermaid Inc.

Date: July 22, 2011	By:	/s/ John K. Stipancich
John K. Stipancich
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.2	Form of Michael B. Polk Option Agreement for July 18, 2011 Award.
EX-10.3	Form of Michael B. Polk Restricted Stock Unit Agreement for July18, 2011 Award.